UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Hess Corporation
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HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

HESS TO SEPARATE CHAIRMAN AND CEO ROLES

NEW YORK — May 10, 2013 — Hess Corporation (NYSE: HES) (“Hess” or “the Company”) today announced that, after consulting with its shareholders, it will separate the role of Chairman and Chief Executive Officer immediately following its Annual Meeting to be held on Thursday, May 16 in Houston, TX.  John Krenicki, former Vice Chairman of GE, has agreed to serve as Non-Executive Chairman, if he is elected together with the other Hess nominees.

John Krenicki said, “There is tremendous value in Hess, and management is executing on a clear and measurable plan that is already unlocking that value.  Many shareholders with whom my fellow nominees and I have met over the past few months confirm and support this view.  I speak for all of Hess’ nominees in stating unequivocally our commitment to vigorously oversee the execution of the Hess plan on behalf of all shareholders, as well as the careful consideration, study and pursuit of all strategies to ensure continued value creation at Hess.”

Krenicki added, “My fellow nominees have served as directors and as senior managers of leading global businesses.  We strongly believe a board that is structurally divided by misaligned incentives such as Elliott’s compensation scheme creates substantial risk.  In an industry like oil and gas, where most successful projects produce returns over a longer time horizon, a subset of directors specifically incentivized to pursue short-term gains would introduce a troubling level of boardroom dysfunction.  Rather than provide effective oversight, this structure could impede value creation by undermining a company’s ability to attract and retain top talent as well as the confidence of current and potential partners who rely on a reliable and stable counterparty over the life of a project.”

John Mullin, Hess’ Lead Director, said, “As we continue our transformation to a pure play E&P company, we have heard from shareholders who approve of our strategy while also expressing a desire for better accountability, increased board oversight, and the adoption of best-in-class corporate governance practices.  We understand our shareholders’ views, and recognize that our corporate governance structure should have been improved sooner.  Separating the roles of Chairman and CEO and declassifying our Board reflects our commitment to shareholders.”

Mr. Mullin concluded, “John Krenicki has had a distinguished career as one of the top executives at GE where he ran GE Energy while overseeing GE’s Oil & Gas, Power & Water, and Energy management businesses.  Based on strong leadership qualities and unimpeachable independence, the Board believes that he – along with Hess’ other director nominees – has the right blend of experience and sound judgment to provide accountability, while guiding Hess’ transformation to a pure play E&P company for the benefit of all shareholders.”

Following the annual meeting, the newly constituted Corporate Governance and Nominating Committee will outline responsibilities for the Non-Executive Chairman that are consistent with corporate governance best practices.  Further, Mr. Krenicki and the Board’s new and continuing directors are committed to:

  Providing independent oversight and holding management accountable for the successful execution of Hess’ strategy;
  Directing capital allocation decisions to strike the appropriate balance between funding growth and increasing shareholder returns;
  When necessary, making changes to Hess’ strategy to ensure the Company is driving shareholder value; and,
  A Board renewal process under which the majority of the Board will be comprised of new directors by the end of 2013, in addition to the six new directors who will sit on the Hess Board following this election.

John B. Hess, Hess’ Chairman and Chief Executive Officer, has stated his full support for the decision.

The annual meeting is less than one week away. Hess strongly recommends its shareholders to vote ‘FOR’ its world class slate of new, independent, unconflicted director nominees by promptly voting on the WHITE proxy card by telephone, by Internet, or by mail.

For information about Hess’ transformation and the 2013 Annual Meeting, please visit: www.transforminghess.com.

About John Krenicki, Jr.

  John Krenicki, Jr. Former Vice Chairman of GE; President and Chief Executive Officer of GE Energy

Mr. Krenicki joined private equity firm Clayton, Dubilier & Rice in 2013 after 29 years in senior leadership roles at GE, one of the world’s leading energy technology companies.  Under Mr. Krenicki’s leadership since 2005, GE Energy more than doubled in size and profitability to become GE’s largest business, with revenue increasing from $22 billion in 2005 to over $50 billion in 2012 and represented roughly one third of GE’s total profits.  His responsibilities included oversight of GE’s Oil & Gas, Power & Water, and Energy management businesses, which employ more than 100,000 people in over 165 countries.  In this role, he successfully implemented a number of key growth and operational improvement initiatives, such as significantly broadening product offerings in the oil & gas sector, driving supply chain and engineering operational excellence, and spearheading a step function expansion into emerging markets.  Mr. Krenicki’s experience leading large-scale initiatives across a global energy portfolio will add important perspective to the Hess Board as the company completes its transformation to a pure play E&P company.

In his Senior Operating Partner role at Clayton, Dubilier & Rice, Mr. Krenicki and the firm’s team of senior operating executives lead initiatives to help portfolio companies increase top-line growth, improve operating efficiency and build strong management teams as well as identify and evaluate new investment opportunities.   Mr. Krenicki holds a B.S. in Mechanical Engineering from the University of Connecticut and an M.S. in Management from Purdue University.

Directorship Experience: Wilsonart International, ServiceMaster. Former Director: GE

Capital

About Hess’ New, World-Class Independent Directors:

  Dr. Kevin Meyers Former Senior Vice President of E&P for the Americas, ConocoPhillips

Dr. Meyers ran Exploration and Production in the Americas for ConocoPhillips, where he oversaw 6,000 employees and a $6 billion annual capital program, and was responsible for reorganizing and driving business value in the Americas E&P portfolio. Dr. Meyers drove the reconfiguration of the company’s upstream portfolio in North America, divesting $6 billion of low growth, low margin assets and focusing capital into emerging shale plays. He spearheaded the company's development of the Eagle Ford, moving it from exploration to a twelve-rig development program in under a year, and increased investment in both the Permian Basin and the Bakken. Dr. Meyers has over 30 years of experience in exploration and production, both domestic and international. Based on this experience, Dr. Meyers will bring to the Hess Board decades of managing cost-efficient E&P operations in geographies directly relevant to Hess’ focused E&P portfolio.

Directorship Experience: Hornbeck Offshore Services, Denbury Resources, Bill Barrett Corporation, Precision Drilling Corporation. Former Director: LUKOIL

  Fredric Reynolds Former Executive Vice President and Chief Financial Officer, CBS Corporation

Mr. Reynolds was Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessors from January 1994 until his retirement in August 2009. While at CBS, Mr. Reynolds managed the company's transformation, beginning with the acquisition by Westinghouse of CBS in 1995, followed by the Viacom-CBS merger of 2000 and the subsequent spin-out of MTV Networks, since renamed Viacom. During his tenure as CFO of CBS, shareholders experienced substantial share appreciation and return of capital. Mr. Reynolds is also the lead independent director at AOL Inc. Mr. Reynolds will bring to the Hess Board his substantial experience as a CFO with a successful track record of financial oversight, leading a successful transformation, returning capital, and delivering long term returns.

Directorship Experience: AOL, Mondelez International (formerly Kraft Foods). Former

Director: The Readers Digest Association, Blockbuster, Sportsline.com

  William Schrader Former Chief Operating Officer, TNK-BP Russia

Mr. Schrader was a senior leader of many of BP's most important E&P businesses, including serving as President of BP Azerbaijan – one of BP’s most valued assets – and most recently served as COO of TNK-BP, which comprised 27% of BP’s reserves and 29% of BP’s production. During his tenure as President of BP Azerbaijan, production increased from 240,000 bpd to over 950,000 bpd while operating costs were reduced from $7/bbl to $4/bbl. He also was responsible for all of BP’s E&P business in Indonesia including the Tangguh LNG business. Mr. Schrader is an outstanding E&P executive responsible for transforming BP’s best and most valued E&P assets, and will bring to the Board his experience as a disciplined E&P operator with expertise in production sharing structures, government relations, and delivering returns.

Directorship Experience: Ophir Energy

  Dr. Mark Williams Former Executive Committee Member, Royal Dutch Shell

Dr. Williams worked for over 30 years at Shell, including more than 17 years in Shell’s E&P and upstream business, serving most recently as a member of the Executive Committee of Royal Dutch Shell, where he was of the top three operating executives collectively responsible for all strategic, capital, and operational matters. Most recently, as Downstream Director, Dr. Williams oversaw $400 billion in revenues and approximately 55,000 people, generating $5.3 billion in profit annually, and redirected a $6 billion annual investment into the higher growth markets of China and Brazil, while strengthening Shell’s position in key hubs in the U.S. Gulf Coast and Singapore. His experience as part of an executive group with ultimate strategic responsibilities for the overall direction of one of the world’s largest oil & gas companies will add invaluable insight to Hess’ Board.

•         James H. Quigley Former Chief Executive Officer, Deloitte

Mr. Quigley, who joined Hess’ Board in March 2013, led Deloitte, one of the world's largest accounting and consulting firms. During his 38 years at Deloitte, he was a trusted consultant on strategic leadership and operating matters to senior management teams of multinational companies across industries. As CEO, he was responsible for the consulting, tax, audit, and financial advisory practices of Deloitte, and as an advisor and consultant, helped guide major strategic initiatives at many companies. In 2012, Mr. Quigley was named Trustee of the International Financial Reporting Standards (IFRS) Foundation, the oversight body of the International Accounting Standards Board (IASB). He will bring to the Hess Board significant global leadership experience and knowledge of financial, tax and regulatory matters that are relevant to Hess operations.

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

For Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

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Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

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Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080